EXHIBIT 4.2

EXECUTION VERSION

THE ROYAL BANK OF SCOTLAND GROUP PLC

as Company

and

THE BANK OF NEW YORK MELLON, ACTING THROUGH ITS LONDON BRANCH

as Trustee

SECOND SUPPLEMENTAL INDENTURE

dated as of April 5, 2016

to the

AMENDED AND RESTATED INDENTURE

dated as of September 13, 2011

$1,500,000,000 4.800% Senior Notes due 2026

This SECOND SUPPLEMENTAL INDENTURE, dated as of April 5, 2016, among THE ROYAL BANK OF SCOTLAND GROUP PLC, a corporation incorporated in Scotland with registered number SC045551, as issuer (the “Company”) and THE BANK OF NEW YORK MELLON, acting through its London Branch, a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”) having its Corporate Trust Office at One Canada Square, London E14 5AL.

WITNESSETH:

WHEREAS, the Company and the Trustee have executed and delivered an Amended and Restated Indenture dated as of September 13, 2011 (the “Base Indenture”) to provide for the issuance of the Company’s Senior Debt Securities from time to time;

WHEREAS, Section 9.01(f) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to establish the forms or terms of the Senior Debt Securities of any series without the consent of Holders as permitted under Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company desires to issue, as a further series of Senior Debt Securities under the Base Indenture, $1,500,000,000 4.800% Notes due 2026 (the “Senior Notes”) to be issued pursuant to this Second Supplemental Indenture dated as of April 5, 2016 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, this Second Supplemental Indenture shall amend and supplement the Base Indenture except where this Second Supplemental Indenture only applies to the Senior Notes; to the extent that the terms of the Base Indenture are inconsistent with such provisions of this Second Supplemental Indenture, the terms of this Second Supplemental Indenture shall govern;

WHEREAS, there are no debt securities Outstanding of any series created prior to the execution of this Second Supplemental Indenture which are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the entry into of this Second Supplemental Indenture has been authorized pursuant to a Board Resolution as required by Section 9.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and whereas all actions required by it to be taken in order to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been taken and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects; and

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

Article 1
DEFINITIONS

Section 1.01.      Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a)        a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(b)        capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Base Indenture;

(c)        the singular includes the plural and vice versa;

(d)        headings are for convenience of reference only and do not affect interpretation; and

(e)        for purposes of this Second Supplemental Indenture and the Base Indenture, the term “series” shall mean the series of securities designated as the Senior Notes.

Article 2
THE SENIOR DEBT SECURITIES

Section 2.01.      Terms of the Senior Notes. The following terms relating to the Senior Notes are hereby established pursuant to Section 3.01 of the Base Indenture:

(a)        The title of the Senior Notes shall be the “4.800% Senior Notes due 2026”;

(b)        The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture shall not initially exceed $1,500,000,000 (except as otherwise provided in the Indenture);

(c)        Principal on the Senior Notes shall be payable on April 5, 2026;

(d)        The Senior Notes shall be issued in global registered form on April 5, 2016; and shall bear interest from April 5, 2016 at an annual rate of 4.800%, payable semi-annually in arrear on April 5 and October 5 in each year commencing on October 5, 2016 (each, an “Interest Payment Date”). Interest on the Senior Notes will be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period. The Regular Record Dates for the Senior Notes will be the 21st day of each March and September in each year, whether or not a Business Day, immediately preceding the relevant Interest Payment Date.

(e)        No premium, upon redemption or otherwise, shall be payable by the Company on the Senior Notes;

(f)        Principal of and any interest on the Senior Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Company having offices in London, United Kingdom;

(g)        The Senior Notes shall not be redeemable except as provided in Article 11 of the Base Indenture as amended by Section 3.07 of this Second Supplemental Indenture. In connection with any redemption of Senior Notes pursuant to Section 11.08 of the Base Indenture as amended by Section 3.07 of this Second Supplemental Indenture, the date referenced therein shall be April 5, 2016;

(h)        The Company shall have no obligation to redeem or purchase the Senior Notes pursuant to any sinking fund or analogous provision;

(i)        The Senior Notes shall be issued only in denominations of $200,000 and integral multiples of $1,000 in excess thereof;

(j)        The principal amount of, and any accrued interest on, the Senior Notes shall be payable upon the declaration of acceleration thereof pursuant to Section 5.02 of the Base Indenture;

(k)        Additional Amounts shall only be payable on the Senior Notes pursuant to Section 10.04 of the Base Indenture, as amended by Section 3.06 of this Second Supplemental Indenture;

(l)        The Senior Notes shall not be converted into or exchanged at the option of the Company for stock or other securities of the Company;

(m)        The Senior Notes shall be denominated in U.S. Dollars;

(n)        The payment of principal of and interest, if any, on the Senior Notes shall be payable in U.S. Dollars;

(o)        The payment of principal of and interest, if any, on the Senior Notes shall be payable only in the coin or currency in which the Senior Notes are denominated which, pursuant to (m) above, shall be U.S. Dollars;

(p)        The Senior Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of The Depository Trust Company;

(q)        Except in limited circumstances, the Senior Notes will not be issued in definitive form;

(r)        There is no Calculation Agent for the Senior Notes;

(s)        The Events of Default on the Senior Notes are as set forth in Section 5.01 of the Base Indenture as amended by Section 3.04 of this Second Supplemental Indenture;

(t)        The form of the Senior Notes shall be evidenced by one or more global notes in registered form (each, a “Global Note”) substantially in the form of Exhibit A attached to this Second Supplemental Indenture and made a part thereof; and

(u)        The Company may issue additional Senior Notes (“Additional Senior Notes”) after the date hereof having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public and issue date, provided however that if such additional notes have the same CUSIP, ISIN and/or Common Code as the outstanding Senior Notes, such additional notes must be fungible with the Senior Notes for U.S. federal income tax purposes. Any such Additional Senior Notes, together with the Senior Notes will constitute a single series of securities under the Indenture. There is no limitation on the amount of notes or other debt securities that the Company may issue under the Indenture.

Article 3
AMENDMENTS TO THE BASE INDENTURE

Section 3.01.      Addition of Definitions. With respect to the Senior Notes only, Section 1.01 of the Base Indenture is amended to include the following definitions (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

“Beneficial Owners” shall mean (a) if the Senior Notes are in global form, the beneficial owners of the Senior Notes (and any interest therein) and (b) if the Senior Notes are held in definitive form, the holders in whose names the Senior Notes are registered in the Senior Debt Security Register and any beneficial owners holding an interest in such Senior Notes held in definitive form.

“relevant U.K. resolution authority” means any authority with the ability to exercise a U.K. bail-in power.

“U.K. bail-in power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a UK resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised.

Section 3.02.      Notices to Trustee. With respect to any series of Senior Debt Securities issued under the Base Indenture, including the Senior Notes, Section 1.05(a) of the Base Indenture is amended and restated in part to read as follows:

Section 1.05. Notices, Etc. to Trustee and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Amended and Restated Indenture to be made upon, given or furnished to, or filed with,

(a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be via facsimile or email delivery of a copy of such document) to the Trustee at its Corporate Trust Office with a copy to The Bank of New York Mellon, Merck House, Seldown, Poole, Dorset BH15 1PX, United Kingdom (Facsimile : +44 207 964 2536; email : corpsov2@bnymellon.com), and the Trustee agrees to accept and act upon facsimile or email transmission of written instructions pursuant to this Amended and Restated Indenture; provided, however, that (x) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (y) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions; or

Section 3.03.      Appointment of Agent for Service. With respect to any series of Senior Debt Securities issued under the Base Indenture, including the Senior Notes, Section 1.14 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 1.14. Appointment of Agent for Service. The Company has designated and appointed CT Corporation System, 111 Eight Avenue, New York, NY 10011, United States, as its authorized agent upon which process may be served in any suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York arising out of or relating to the Senior Debt Securities or this Amended and Restated Indenture, but for that purpose only, and agrees that service of process upon said CT Corporation System shall be deemed in every respect effective service of process upon it in any such suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, New York. Such appointment shall be irrevocable so long as any of the Senior Debt Securities remain Outstanding until the appointment of a successor by the Company and such successor’s acceptance of such appointment. Upon such acceptance, the Company shall notify the Trustee of the name and address of such successor. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said CT Corporation System in full force and effect so long as any of the Senior Debt Securities shall be Outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company to take any such action. The Company hereby submits (for the purposes of any such suit or proceeding) to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waives, to the extent it may effectively do so, any objection it may have now or hereafter to the laying of the venue of any such suit or proceeding.

Section 3.04.      Events of Default. With respect to the Senior Notes only, Section 5.01 of the Base Indenture is amended by adding the following sentence at the end of the section:

The exercise of any U.K. bail-in power by the relevant U.K. resolution authority shall not constitute a default or an Event of Default under this Section 5.01.

Section 3.05.      Compensation and Reimbursement. With respect to the Senior Notes only, Section 6.07 of the Base Indenture is amended in part to add the following sentence at the end of the section:

The Trustee’s right to reimbursement and indemnity under this Section 6.07 shall survive the payment in full of the Senior Debt Securities, the discharge of this Amended and Restated Indenture, the resignation or removal of the Trustee and any termination of the Amended and Restated Indenture, including any termination under any bankruptcy law and (without prejudice to Section 5.07 of this Second Supplemental Indenture if, and to the extent applicable, as set out therein) any exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the obligations owed or owing to Holders pursuant to or in connection with the Senior Debt Securities.

To the extent the Company’s obligations to reimburse and indemnify the Trustee pursuant to this Section 6.07 are excluded liabilities under the Banking Act or otherwise excluded from any exercise of the U.K. bail-in power by the relevant U.K. resolution authority by legislation, rule, regulation or regulatory technical standard, such liabilities shall survive the application of such U.K. bail-in power.

Section 3.06. Additional Amounts. With respect to any series of Senior Debt Securities issued under the Base Indenture, including the Senior Notes, but excluding, for the avoidance of doubt, any series of Senior Debt Securities Outstanding, Section 10.04 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 10.04. Additional Amounts. Unless otherwise specified in any Board Resolution, or an Officer’s Certificate, establishing the terms of Senior Debt Securities of a series in accordance with Section 3.01, all amounts of principal, and premium, if any, and interest, if any, on any series of Senior Debt Securities will be paid by the Company without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax (the “U.K. Taxing Jurisdiction”), unless such deduction or withholding is required by law.

If deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings shall at any time be required by the U.K. Taxing Jurisdiction, the Company will pay such additional amounts with respect to the principal of and premium, if any, and interest on any series of Senior Debt Securities (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of Senior Debt Securities, after such deduction or withholding, shall equal the amounts of such payments which would have been payable in respect of such Senior Debt Securities had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

(i)    the Holder or the beneficial owner of the Senior Debt Security is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the U.K. Taxing Jurisdiction or otherwise has some connection with the U.K. Taxing Jurisdiction other than the mere holding or ownership of a Senior Debt Security, or the collection of the payment on any Senior Debt Security,

(ii)   except in the case of a winding-up of the Company in the United Kingdom, the Senior Debt Security is presented (where presentation is required) for payment in the United Kingdom,

(iii)  the Senior Debt Security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting (where presentation is required) the Senior Debt Security for payment at the close of such 30 day period,

(iv)  the Holder or the beneficial owner of the relevant Senior Debt Security or the payment on such Senior Debt Security failed to comply with a request by the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the U.K. Taxing Jurisdiction as a precondition to exemption or relief from all or part of such deduction or withholding,

(v)   the withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives,

(vi)  the withholding or deduction is required to be made pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any agreement with the U.S. Treasury entered into with respect thereto, any U.S. Treasury regulation issued thereunder or any other official interpretations or guidance issued with respect thereto; any intergovernmental agreement entered into with respect thereto, or any law, regulation, or other official interpretation or guidance promulgated pursuant to such an intergovernmental agreement,

(vii) the relevant Senior Debt Security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant Senior Debt Security to another paying agent in a Member State of the European Union, or

(vii) any combination of subclauses (i) through (vii) above,

nor shall Additional Amounts be paid with respect to a payment on the Senior Debt Securities to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the U.K. Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

Whenever in this Second Supplemental Indenture there is mentioned, in the context of any Senior Debt Security, the payment of the principal, premium, if any, or interest on, or in respect of, any Senior Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

Section 3.07 Optional Tax Redemption. With respect to any series of Senior Debt Securities issued under the Base Indenture, including the Senior Notes, but excluding, for the avoidance of doubt, any series of Senior Debt Securities Outstanding, Section 11.08 of the Base Indenture is amended and restated in its entirety and shall read as follows:

Section 11.08. Optional Tax Redemption. Unless otherwise provided as contemplated by Section 3.01 with respect to any series of Senior Debt Securities, the Company will have the option to redeem the Senior Debt Securities of any series in whole as contemplated by Error! Reference source not found. but not in part, on not less than 5 business days nor more than 60 calendar days’ notice, on any Interest Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of such series of Senior Debt Securities to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the U.K. Taxing Jurisdiction (including any treaty to which a U.K. Taxing Jurisdiction is a party), or any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after a date included in the terms of such series of

Senior Debt Securities pursuant to Error! Reference source not found.:

(a)   in making any payment under the Senior Debt Securities, including any payment in respect of principal or premium, if any, or interest, the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)   payment of interest on the next Interest Payment Date in respect of any of the Senior Debt Securities would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c)   on the next Interest Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that as a result of any change in the official application or interpretation of any laws or regulations it is entitled to redeem the Senior Debt Securities of any series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change in the official application or interpretation of such laws or regulations has occurred and that the Company is entitled to exercise its right of redemption.

Article 4

Section 4.01.      Agreement with Respect to Exercise of U.K. Bail-In Power. The following provisions relate solely to the Senior Notes established pursuant to this Second Supplemental Indenture:

(a)        Notwithstanding any other term of any Senior Notes, the Indenture, or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner, by its acquisition of the Senior Notes, each Holder (including each Beneficial Owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of the Company or another person; and (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder (including each Beneficial Owner) of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

(b)        By its acquisition of the Senior Notes each Holder (including each Beneficial Owner) of the Senior Notes:

(i)            acknowledges and agrees that upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority it shall not give rise to a Default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii)            to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes; and

(iii)            acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (x) the Trustee shall not be required to take any further directions from holders of the Senior Notes under Section 5.12 of the Base Indenture, and (y) neither the Base Indenture nor this Second Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

(c)        Notwithstanding paragraph (b), if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, the Senior Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to this Second Supplemental Indenture.

(d)        By its acquisition of the Senior Notes, each Holder and Beneficial Owner shall be deemed to have:

(i)            consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Senior Notes; and

(ii)            authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner.

(e)        Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

(f)        No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company or other members of the Group.

(g)        If the Company has elected to redeem the Senior Notes but prior to the payment of the redemption amount with respect to such redemption the relevant U.K. resolution authority exercises its U.K. bail-in power with respect to any Senior Notes, the relevant redemption notices shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

(h)        Any Holder (including each Beneficial Owner) that acquires Senior Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the U.K. bail-in power.

Article 5
MISCELLANEOUS

Section 5.01.      Effect of Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, and the delivery of the documents referred to in Section 5.02 herein, the Base Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Base Indenture, as amended, for all purposes in respect of the Senior Notes and, where applicable, in respect to any series of Senior Debt Securities issued under the Base Indenture, excluding, for the avoidance of doubt, any series of Senior Debt Securities Outstanding.

Section 5.02.      Other Documents to Be Given to the Trustee. As specified in Section 9.03 of the Base Indenture and subject to the provisions of Section 6.03 of the Base Indenture, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel stating the recitals contained in Section 1.02 of the Base Indenture, and in the case of such Opinion of Counsel, that this Second Supplemental Indenture is permitted by the Base Indenture, conforms to the requirements of the Trust Indenture Act, and (subject to Section 1.03 of the Base Indenture) constitutes valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, as conclusive evidence that this Second Supplemental Indenture complies with the applicable provisions of the Base Indenture.

Section 5.03.      Confirmation of Indenture. The Base Indenture, as amended and supplemented by this Second Supplemental Indenture with respect to the Senior Notes, is in all respects ratified and confirmed, and the Base Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall, in respect of the Senior Notes, be read, taken and construed as one and the same instrument. This Second Supplemental Indenture constitutes an integral part of the Base Indenture with respect to the Senior Notes. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this Second Supplemental Indenture, the terms and conditions of this Second Supplemental Indenture shall prevail with respect to the Senior Notes.

Section 5.04.      Concerning the Trustee. The Trustee does not make any representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 5.05.      Governing Law. This Second Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, irrespective of conflicts of laws principles, except as stated in Section 1.12 of the Base Indenture, and except that the authorization and execution by the Company of this Second Supplemental Indenture and the Senior Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company and the Trustee, as the case may be.

Section 5.06.      Reparability. In case any provision contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07.      Concerning BRRD Liability. Notwithstanding any other term of this Second Supplemental Indenture or the Base Indenture or any other agreements, arrangements, or understanding between the Company and the Trustee, the Trustee acknowledges, accepts, and agrees to be bound by:

(a)        the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Company to the Trustee under this Second Supplemental Indenture or the Base Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)            the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)           the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Company or another person (and the issue to or conferral on the Trustee of such shares, securities or obligations)

(iii)          the cancellation of the BRRD Liability; and/or

(iv)          the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)        the variation of the terms of this Second Supplemental Indenture or the Base Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

“Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law, regulation, rule or requirement applicable from time to time in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Issuer or the Guarantor.

“Write-down and Conversion Powers” means the powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

Section 5.08.      FATCA. The Paying Agent shall be entitled to make any FATCA Withholding, and neither the Company nor the Paying Agent shall have any obligation to gross-up any payment hereunder or under the Senior Notes as a result of any such FATCA Witholding. Each of the Company and the Paying Agent shall provide to the other party, upon request, such forms and documentation as may be reasonably necessary for the other party to determine whether it has any withholding or reporting obligations pursuant to FATCA in relation to the Senior Notes, provided that the requested information is within the first party's possession and such party is legally entitled to provide such information.

“FATCA” means (i) sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, any U.S. Treasury regulations promulgated thereunder, or any official guidance with respect thereto; (ii) any intergovernmental agreement between the United States and any other jurisdiction which facilitates the implementation of clause (i), or any law, regulation or other official guidance enacted or issued in any jurisdiction to implement such intergovernmental agreement; or (iii) any agreement entered into with the U.S. Internal Revenue Service, the U.S Treasury or any governmental or taxation authority in any other jurisdiction for the implementation of clauses (i) or (ii).

"FATCA Withholding" means any amount required to be deducted or withheld from any payment under the Senior Notes or this Second Supplemental Indenture pursuant to FATCA.

Section 5.09.      Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

THE ROYAL BANK OF SCOTLAND GROUP PLC, as Company

By:	/s/ Robert Begbie
Name: Robert Begbie
Title: Deputy Treasurer

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Trustee

By:	/s/ Trevor Blewer
Name: Trevor Blewer
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF SENIOR NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No. 780097BA8

ISIN No. US780097BA81

THE ROYAL BANK OF SCOTLAND GROUP plc

[●]% Senior Notes due [●]

No. [●]	$[●]

THE ROYAL BANK OF SCOTLAND GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the principal sum of $[●] ([●] million dollars) on [●] or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon semi-annually in arrear on [●] and [●] of each year, commencing [●], and ending on [●] (each, an “Interest Payment Date”). Interest so payable on any Interest Payment Date shall be paid to the holder in whose name this Senior Note is registered on the [●] day of [●] and [●] of each year (each a “Regular Record Date”). Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date is herein called “Default Interest”. Default Interest shall cease to be payable to the registered holder on the relevant Regular Record Date by virtue then of having been such holder, and such Default Interest may be paid by the Company, at its election in each case, as provided in clause (x) or (y) below: (x) the Company may elect to make payment of any Default Interest to registered holders at the close of business on a Special Record Date (a “Special Record Date”) for the payment of such Default Interest, such Special Record Date to be fixed in accordance with Section

(Face of Security continued on next page)

3.07(a) of the Indenture or, (y) the Company may make payment of any Default Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment, such manner of payment shall be deemed practicable by the Trustee.

Interest shall accrue on this Senior Note from day to day from the date of issuance hereof or from the most recent Interest Payment Date at the rate of [●]% per annum, until the principal amount hereof is paid or made available for payment.

Payments of interest on this Senior Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.

Payment of the principal amount of, and any interest on, this Senior Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder. If the date for payment of the principal amount hereof or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other term of any Senior Notes, the Indenture, or any other agreements, arrangements, or understandings between the Company and any Holder or

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Beneficial Owner, by its acquisition of the Senior Notes, each Holder (including each Beneficial Owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of the Company or another person; and (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder (including each Beneficial Owner) of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, “U.K. bail-in power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a UK resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. “relevant U.K. resolution authority” means any authority with the ability to exercise a U.K. bail-in power.

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IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed.

EXECUTION VERSION

Dated: April 5, 2016

Executed by THE ROYAL BANK OF SCOTLAND GROUP PLC

By:
Name:
Title: Authorized Signatory

Name:
Title: Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated: April 5, 2016

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee
By:
Authorized Signatory

[Reverse of Note]

This note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”) issued and to be issued in one or more series under an amended and restated indenture dated as of September 13, 2011 (herein called the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of [●], 2016 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”) in each case among the Company, as issuer, and The Bank of New York Mellon, acting through its London Branch as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.

This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[•].

The Company may, from time to time, without the consent of the holders of the Senior Notes, issue Additional Senior Debt Securities having the same ranking and interest rate, maturity date, redemption terms and other terms as the Senior Notes of this series, except for the price to the public and issue date. Any such Additional Senior Debt Securities, together with the Senior Notes of this series, will constitute a single series of Senior Notes under the Indenture and shall be included in the definition of “Senior Debt Securities” in the Indenture where the context requires; provided, however, that if such Additional Senior Debt Securities are not fungible with the Outstanding Senior Notes of this series for U.S. federal income tax purposes, the Additional Senior Debt Securities must have a CUSIP, ISIN and/or other identifying number (as the case may be) different from those used for the Outstanding Senior Notes of this series.

The Senior Notes will initially be issued in the form of one or more global Senior Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Senior Notes of this series will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, as described herein, ranking pari passu without any preference among themselves, and equally with all other outstanding unsecured and unsubordinated obligations, present and future of the Company, except such obligations as are preferred by operation of law.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes of this series may declare the principal amount of, and any accrued interest on, all the Senior Notes to be due and

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payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

If a Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Senior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted thereon, or to enforce any other proper remedy, including the institution of proceedings in Scotland (but not elsewhere) for the winding up of the Company.

All amounts of principal, premium, if any, and interest on the Senior Notes will be paid by the Company without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax (the “U.K. Taxing Jurisdiction”), unless such deduction or withholding is required by law.

If deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings shall at any time be required by the U.K. Taxing Jurisdiction, the Company will pay such additional amounts with respect to the principal of and premium, if any, and interest on the Senior Notes (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Senior Notes, after such deduction or withholding, shall equal the amounts of such payments which would have been payable in respect of such Senior Notes had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

(i) the Holder or the beneficial owner of the Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the U.K. Taxing Jurisdiction or otherwise has some connection with the U.K. Taxing Jurisdiction other than the mere holding or ownership of a Senior Note, or the collection of the payment on any Senior Note,

(ii) except in the case of a winding-up of the Company in the United Kingdom, the Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) the Senior Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional

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Amount on presenting (where presentation is required) the Senior Note for payment at the close of such 30 day period,

(iv) the Holder or the beneficial owner of the Senior Note or the payment on such Senior Note failed to comply with a request by the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the U.K. Taxing Jurisdiction as a precondition to exemption or relief from all or part of such deduction or withholding,

(v) the withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives,

(vi) the withholding or deduction is required to be made pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any agreement with the U.S. Treasury entered into with respect thereto, any U.S. Treasury regulation issued thereunder or any other official interpretations or guidance issued with respect thereto; any intergovernmental agreement entered into with respect thereto, or any law, regulation, or other official interpretation or guidance promulgated pursuant to such an intergovernmental agreement,

(vii) the Senior Note is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the Senior Note to another paying agent in a Member State of the European Union, or

(vii) any combination of subclauses (i) through (vii) above,

nor shall Additional Amounts be paid with respect to a payment on the Senior Notes to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the U.K. Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

Whenever in the Indenture there is mentioned, in the context of Senior Notes, the payment of the principal, premium, if any, or interest on, or in respect of, any Senior Notes, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of

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the foregoing paragraph and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

The Company will have the option to redeem the Senior Notes in whole but not in part, on not less than 5 business days nor more than 60 calendar days’ notice, on any Interest Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the U.K. Taxing Jurisdiction (including any treaty to which a U.K. Taxing Jurisdiction is a party), or any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after [●]:

                       (a)      in making any payment under the Senior Notes, including any payment in respect of principal or premium, if any, or interest, the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

                      (b)       payment of interest on the next Interest Payment Date in respect of any of the Senior Notes would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

                       (c)      on the next Interest Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that as a result of any change in the official application or interpretation of any laws or regulations it is entitled to redeem the Senior Notes, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change in the official application or interpretation of such laws or regulations has occurred and that the Company is entitled to exercise its right of redemption.

If the Company elects to redeem the Senior Notes of this series, the Senior Notes will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of, and accrued and unpaid interest on, the Senior Notes of this series shall terminate.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Debt Securities of each series to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Senior Debt Securities at the time outstanding of each such series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series, on behalf of the Holders of all Senior Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past Events of Default under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of, and interest on, this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Senior Note of this series will have the right to institute any proceeding with respect to the Indenture, this Senior Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

The Holders of Senior Notes by their acceptance thereof will be deemed to have waived any right of set-off or counterclaim or combination of accounts with respect to the Senior Notes or the Indenture (or between the obligations under or in respect of any Senior Notes and any liability owed by a Holder to the Company) that they might otherwise have against the Company, whether before or during a winding up of the Company.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the right of the Holder of this Senior Note, which is absolute and unconditional, to receive payment of the principal of, and interest on, this Senior Note when due and payable in accordance with the provisions of this Senior Note and the Indenture.

Notwithstanding any other term of any Senior Notes, the Indenture, or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner, by its acquisition of the Senior Notes, each Holder (including each Beneficial Owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution

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authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of the Company or another person; and (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder (including each Beneficial Owner) of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, “U.K. bail-in power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a UK resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. “relevant U.K. resolution authority” means any authority with the ability to exercise a U.K. bail-in power.

By its acquisition of the Senior Notes each Holder (including each Beneficial Owner) of the Senior Notes:

(a) acknowledges and agrees that upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority it shall not give rise to a Default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(b) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of,

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and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes; and

(c) acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from holders of the Senior Notes under Section 5.12 of the Base Indenture, and (b) neither the Base Indenture nor the Second Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, the Senior Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Second Supplemental Indenture.

The exercise of any U.K. bail-in power by the relevant U.K. resolution authority shall not constitute a default or an Event of Default under Section 5.01 of the Indenture.

By its acquisition of the Senior Notes, each Holder and Beneficial Owner shall be deemed to have:

(i)            consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Senior Notes and

(ii)            (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner.

No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company or other members of the Group.

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Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

If the Company has elected to redeem the Senior Notes but prior to the payment of the redemption amount with respect to such redemption the relevant U.K. resolution authority exercises its U.K. bail-in power with respect to any Senior Notes, the relevant redemption notices shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

Any Holder (including each Beneficial Owner) that acquires Senior Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the U.K. bail-in power.

This Senior Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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